Exhibit 10.17

United States Internet Colocation Services Agreement

Varitek Industries Inc. 16360 Park Ten Pl Houston, TX 77084	Varitek Industries Inc. Randy Bayne, CEO	Acceptance Date

MCI WorldCom—Official Use Only

Corp ID:	Segment: HS

Contract: 404042-01	Billing Code: 021

Sales Rep: Thomas Gatch (713) 888-7424

This United States Internet Coalition Services Agreement (“Agreement”) is made by and between MCI WORLDCOM Communications, Inc., on behalf of itself and its affiliates and successors (together, “WorldCom”) and Varitek Industries Inc. (“Customer”). This Agreement is binding only upon WorldCom’s acceptance of this Agreement. WorldCom’s provisioning of the Service (as defined below) at a particular site or countersignature on this Agreement will constitute WorldCom’s acceptance of this Agreement. WorldCom’s acceptance of this Agreement is subject to Customer meeting WorldCom’s standard credit requirements, which may be based on commercially available credit reviews (to which Customer hereby consents). This Agreement will be of no force and effect, and the offer contained herein will be deemed withdrawn, unless this Agreement is executed by Customer and delivered to WorldCom by January 12, 2003.

1. SERVICES.

1.1. Subject to the terms and conditions set forth in this Agreement, WorldCom will provide to Customer the support, network connectivity, physical access and/or additional services, including without limitation, hardware and software (individual and collectively, the “Service”) identified on the Service Order Form (“Service Order”), which is attached to this Agreement and incorporated herein by reference. To order additional Service, Customer will complete and submit an additional Service Order to WorldCom’s designated point of contact. All Service Orders will be subject to the terms and conditions of this Agreement, will refer to this Agreement, and will be signed by Customer. The submitted Service Order will constitute the binding commitment of Customer to purchase the Service described in the Service Order. WorldCom’s provisioning of the Service at a particular site or countersignature on a Service Order will constitute WorldCom’s acceptance of the relevant Service Order. WorldCom may reject any additional Service Order submitted by Customer hereunder.

1.2. Each Service Order Identifies the physical location or date center (“Facility”) in which equipment storage space (“Space”) will be made available to Customer for installation and use of Customer’s equipment (the “Equipment”). WorldCom reservices the right to modify the Service from time to time; provided WorldCom will use commercially reasonable efforts to provide Customer with notice of modification to the Service. If WorldCom modifies the Service and such modification results in a material adverse effect on the functionality of the Service, Customer may terminate the particular Service Order to which the modified Service pertains without penalty within 30 days following implementation of the change; provided that Customer notifies WorldCom of such material adverse effect in writing and WorldCom fails to correct this adverse effect within 10 days fallowing WorldCom’s receipt of Customer’s notice.

1.3. Customer, not WorldCom, has sole and exclusive control over the content residing on the Equipment (the “Customer Content’”). The parties acknowledge and agree that in the provision of Service hereunder WorldCom is not provided, either directly or indirectly, and will not seek access to, the Customer Content. WorldCom does not and will not exercise any control over the Customer Content.

1.4. Customer will promptly and thoroughly respond to any notices that the Customer Content violates the Digital Millennium Copyright Act, 17 U.S.C. § 101 et. seq. (the “DMCA”) or any other law, rule or regulation.

2. ACCEPTABLE USE. WorldCom exercises no control over, and accepts no responsibility for, the content of the information passing through WorldCom’s host computers, network hubs and points of presence (the “WorldCom Network”). All use of the WorldCom Network and the Service must comply with the then-current version of the WorldCom Acceptable Use Policy (“Policy”), which is made a part of this Agreement and is available at www.worldcom.com/terms or such other URL WorldCom as WorldCom may designate. WorldCom reserves the right to amend the Policy from time to time, effective upon posting of the revised Policy at the URL.

3. DOMAIN NAMES AND INTERNET PROTOCOL NUMBERS. Customer warrants that any domain name registered or administered on its behalf will not violate the trademark or other intellectual property rights of any third party and that Customer will comply with the rules and procedures of the applicable domain name registries, registrars, or either authorities. Customer waives any claims against WorldCom that may arise in connection with the registration or administration of domain name(s). Any Internet Protocol numbers (“IP Numbers”) assigned to Customer by WorldCom in connection with the Service will be used only in Connection with the Service. In the event Customer discontinues use of the Service for any reason, or this Agreement expires or is terminated for any reason, Customer’s right to use the IP Numbers will terminate upon such discontinuation, expiration or termination.

4. PERMISSIBLE USE OF SPACE.

4.1. Customer will use the Space only for the purposes of installing, marketing, and operating the Equipment. Access to the Facility is restricted to Customer’s employees and agents. Customer will furnish to WorldCom, and keep current, a written list identifying a maximum of 5 individuals authorized to obtain entry to the Facility and access the Space. Customer will exercise reasonable efforts to ensure that no individual it authorizes to enter the Facility will have been convicted of a felony. Customer assumes responsibility for all acts and omissions of the individuals included on this list or authorized by Customer to enter the Facility. Customer’s employees and agents will comply with all applicable laws, rules, regulations, and ordinances; with the standards and practices of the telecommunications industry; and with all WorldCom or Facility security procedures, rules, requirements, and

United States Internet Colocation Services Agreement

safety practices (which include, but are not limited to, a prohibition against smoking in the Facility), as amended from time to time. WorldCom reserves the right to revoke the entry privileges of any person at any time and for any reason.

4.2. WorldCom and its designees may observe the activities of Customer’s employees and agents in the Facility and may inspect at any time the Equipment brought into or removed from the Facility, including the Space. Customer’s employees and agents will not use any products, tools, materials, or methods that in WorldCom’s reasonable judgment, might harm, endanger, or interfere with the WorldCom Network, the Service, WorldCom’s provision of services to any either customer, the Facility, or the personnel or property of WorldCom, its vendors or its either customers. WorldCom may take any reasonable action to prevent such potential harm or interference.

4.3. WorldCom will perform certain services that support the overall operation of the Facility (e.g., janitorial services, environmental systems, and maintenance) at no additional charge to Customer. Customer will maintain the Space in an orderly manner and will be responsible for the prompt removal of all trash, packing material, cartons, and either items or materials that Customer’s employees or agents bring into or deliver to the Facility.

4.4. Customer will not make this Space available to any either person or entity, excluding Customer’s employees and agents.

4.5. Upon the expiration or termination of a Service Order under which Space is made available to Customer or the expiration or termination of this Agreement, Customer will surrender the applicable Space to WorldCom and, within 30 days after the date of such expiration or termination, return the Space to WorldCom in the same condition as it was originally delivered to Customer, reasonable wear and tear excepted. Customer will remove the Equipment from the Space and the Facility and will fully repair any damage to the Facility caused by Customer, including, without limitation, any damage resulting from Customer’s removal of the Equipment from the Space. Any Equipment and/or personal property of Customer not removed within 30 days after the date of expiration or termination of this Agreement will, at WorldCom’s option, conclusively be deemed to have been abandoned by Customer. WorldCom may apportion, sell, use, more, destroy, or otherwise dispose of the Equipment of Customer’s personal property without notice or liability to Customer or any either person or entity. Customer will pay an expenses and costs incurred in connection with WorldCom’s disposition of the Equipment and Customer’s personal property, including, without limitation, the cost of restoring the Facility to its original condition and of removing the Equipment or Customer’s personal property from the Facility.

5. CONDUCT IN FACILITY.

5.1. Customer will maintain and operate the Equipment in a safe manner, and keep the Space and any portion of the Facility it accesses in good order and condition. Customer agrees to use the common areas of the Facility only for the purposes for which they are intended. Customer’s employees and agents are prohibited from bringing any harmful or dangerous materials (as determined by WorldCom in its sole discretion) into the Facility. Such materials include, but are not limited to, wet cell batteries, explosives, flammable liquids or gases, alcohol, controlled substances, weapons, cameras and video or voice recording devices. Customer agrees that its employees and agents will not harm or attempt to breach the security of the Facility, the Service, or any third party system or network connected to the Facility or accessed by means of the Service.

5.2. Customer agrees not to alter, tamper with, adjust, or repair any equipment or property not belonging to Customer. Customer further agrees not to erect signs or devices on the exterior of the storage cabinet or to make any physical changes or material attentions to the Space or any portion of the Facility.

6. EQUIPMENT/SOFTWARE.

6.1. Customer may purchase Equipment from WorldCom pursuant to a Service Order. Customer hereby grants WorldCom a purchase money security interest in any Equipment purchased from WorldCom until payment of the purchase price and related charges is made to WorldCom in full. Customer will execute and deliver to WorldCom in recordable form any financing statement or either document requested by WorldCom to perfect, or to establish and/or maintain the priority of, WorldCom’s, its contractor’s or its assignee’s security interest in the Equipment, if any, created under this Agreement. Notwithstanding the foregoing, WorldCom will not be required to obtain Customer’s consent or authorization to file any financing statement or either document needed to perfect, establish and/or maintain such security interest, and WorldCom reservices the right to file a financing statement or either document without Customer’s execution in accordance with the terms of this Uniform Commercial Code based on Customer executing this Agreement or any either agreement between WorldCom and Customer. Title to the Equipment purchased hereunder will remain with WorldCom until payment in full of all amounts due is received by WorldCom, at which time title will pass to Customer. WorldCom will bear the risk of loss or damage to the Equipment until shipment of the Equipment for delivery to Customer. Thereafter, Customer will assume the risk of loss or damage to the Equipment.

6.2. All Equipment situated in the Facility is hereby charged with a lien, charge, mortgage or encumbrance in favor of WorldCom to the extent of any unpaid fees plus interest thereon under this Agreement or any either agreement between WorldCom and Customer, and this Agreement will constitute a security agreement in respect of such Equipment.

6.3. All Equipment must fit within the Space. Unless otherwise provided in a Service Order, Customer agrees that power consumption will not exceed 30 amps 110 VAC per storage cabinet and that all Equipment is UL approved. Cabling used by Customer must meet national electrical and fire standards and any specifications provided by WorldCom. Customer will be allowed to remove from the Facility only that Equipment in which Customer can evidence it has sufficient ownership or possessory interest.

6.4. A WorldCom reservices the right to relocate the Equipment within the Facility or to move the Equipment to another facility with at least 90 days’ written notice; provided that WorldCom will not be required to provide Customer prior written notice of any Equipment relocation or move resulting from a force majeure event. Equipment moved or relocated at WorldCom’s initiative will be at WorldCom’s expense. WorldCom will use commercially reasonable efforts to minimize downtime and service interruption in the event Equipment is moved or relocated. If WorldCom relocates the Equipment to a new Facility and Customer objects to the location of such Facility, Customer may terminate the applicable Service Order without penalty within 30 days of receiving notice of the new Facility’s location.

6.5. Customer will immediately remove or render noninfringing, at Customer’s expense, any Equipment alleged to infringe any patent, trademark. copyright, or either intellectual property right.

6.6. Customer will notify WorldCom immediately of any lien(s) on or security interest(s) in the Equipment.

United States Internet Colocation Services Agreement

6.7. If WorldCom damages any Equipment, WorldCom will repair or replace the damaged item or, at WorldCom’s option, will reimburse Customer for the reasonable cost of repair or replacement.

6.8. Software and related documentation provided by WorldCom to Customer in connection with the Services and not otherwise subject to either a separate written agreement executed between WorldCom and Customer or to an accompanying shrink wrap license (collectively the “Software”) is subject to the following:

(a) In consideration for payment of any applicable fees, Customer is granted a personal non-exclusive, non-transferable license to use the Software, in object code form only, solely in connection with the Service for Customer’s internal business purposes on Customer-owned or Customer-leased Equipment (the “License”), Customer shall not use the Software (i) in connection with the products and/or services of any third party, or (ii) to provide services for the benefit of any third party, including without limitation as a service bureau.

(b) Customer my make one copy of the Software, either than the documentation, for archival or back-up purposes only, provided that any copyright and either proprietary rights notices are reproduced on such copy. Customer shall not make any copies of documentation provided as part of the Software.

(c) Customer shall not: (i) attempt to reverse engineer, decompile, disassemble or otherwise translate or modify the Software in any manner; or (ii) sell, assign, license, sublicense or otherwise transfer, transmit or convey Software, or any copies or modifications thereof, or any interest therein, to any third party.

(d) All rights in the Software, including without limitation any patents, copyrights and any either Intellectual property rights herein, shall remain the exclusive property of WorldCom and/or its licensors. Customer agrees that the Software is the proprietary and confidential information of WorldCom and/or its licensors subject to the provisions of the Section of this Agreement entitled “Confidential Information”.

(e) Except to the extent otherwise expressly agreed by the parties in writing, WorldCom has no obligation to provide maintenance or otherwise support of any kind for the Software, including without limitation any error corrections, updates, enhancements or either modifications.

(f) The License shall immediately terminate upon the earlier of: (i) termination or expiration of this Agreement; (ii) termination of the Service with which the Software is intended for use; or (iii) failure of Customer to comply with any provisions of this Section). Upon termination of any License, at WorldCom’s option, Customer shall promptly either (i) destroy all copies of the Software in its possession, or (ii) return all such copies to WorldCom, and in either event provide a written officer’s certification confirming the same.

7. INSURANCE.

7.1. During the term of this Agreement, Customer will maintain, at Customer’s expense, and will require its Subcontractors (if any) to maintain: (a) Commercial General Liability Insurance in an amount not less than Two Million dollars ($2,000,000) per occurrence (or bodily injury, personal injury and property damage; (b) Employer’s Liability Insurance in an amount not less than One Million dollars ($1,000,000) per occurrence; (c) Workers’ Compensation Insurance in an amount not less than that prescribed by statutory limits; (d) Commercial Automobile Liability Insurance applicable to bodily injury and property damage, covering owned, non-owned, leased and hired vehicles, in an amount not less than $1,000,000 per accident; and (e) Umbrella or Excess Liability Insurance with a combined single limit of no less than $1,000,000 to apply over Commercial General Liability, Employee’s Liability, and Automobile Liability Insurance.

7.2. Prior to taking occupancy of the Space, Customer will furnish WorldCom with certificates of insurance which evidence the minimum levels of insurance set forth herein and which name WorldCom as an additional Insured. The Commercial General Liability Insurance will contain the “Amendment of the Pollution Exclusion” endorsement (or damage caused by heat, smoke or fumes from a hostile fire. In the event the Facility’s landlord requires additional insurance pursuant to a tease relevant to a particular Space, Customer hereby agrees to comply with the landlord’s requirements under the lease, as the lease may be modified from time to time.

7.3. WorldCom will not insure or be responsible for any loss or damage to property of any kind owned or leased by Customer or by its employees and agents other than losses or damages resulting fro m WorldCom’s negligence or willful misconduct. Any insurance policy covering the Equipment against loss or physical damage will provide that underwriters have given their permission to waive their rights of subrogation against WorldCom, the Facility’s landlord, and their respective directors, officers and employees.

8. TERM AND TERMINATION

8.1. The term of this Agreement Witt commence on the date this Agreement is signed by both parties and will terminate on the termination or expiration of the last Service Order. The initial term of a Service Order will be for the period set forth on the Service Order (“Initial Service Term”), commencing on the dale WorldCom is prepared to provide Customer with the Internet connectivity selected under such Service Order (the “Service Activation Date”). Unless otherwise provided in a Service Order, each Service Order will automatically renew for consecutive two-month Service Terms upon the expiration of the Initial Service Term; provide” that neither party has delivered written notice of its intent to terminate the applicable Service at least sixty (60) days prior to this and of the Initial Service Term. Once the Initial Service Term of a Service Order expires, either party may terminate that Service Order upon 60 days prior written notice.

8.2. Either party may terminate a Service Order and/or this Agreement for Cause. “Cause” means a breach by a party of any material provision of this Agreement, provided that the non-breaching party gives written notice of the breach to the breaching party, and She breach has not been cured within 30 days after delivery of such notice. Notwithstanding the foregoing, when the breach giving rise to Cause adversely affects only a portion of the Service or a Service Order, the party seeking to terminate for Cause will be entitled to terminate only the adversely affected Service or the applicable Service Order and not this Agreement.

8.3. WorldCom may terminate this Agreement and/or any Service Order immediately upon notice to Customer if: (a) Customer violates the Policy; (b) Customer makes the Space available to any either person or entity, excluding Customer’s employees and agents; or (c) the Service is resold or used by another organization.

United States Internet Colocation Services Agreement

8.4. WorldCom may terminals this Agreement or any applicable Service Order immediately upon notice to Customer if (a) Customer fails, after WorldCom’s request, to provide a bond or security deposit; (b) Customer provides false Information to WorldCom regarding the Customer’s identity. creditworthiness, or its planned use of the Service; (c) Interruption of Service is necessary to prevent or protect against fraud a otherwise protect WorldCom’s personnel, facilities or services; (d) Customer interferes with WorldCom’s provision of services to any other customer; or (e) Customer fails to pay any invoice on lime as provided herein. WorldCom also may discontinue a Service and/or terminals any applicable Service Order upon written notice If WorldCom generally ceases to provide such Service on a commercial basis to its customers.

8.5. If, prior to the expiration of the Initial Term, Customer terminates this Agreement or any Service Order, or any position thereof, other than pursuant to Sections 8.2. of if WorldCom terminates this Agreement or any Service Order pursuant to Sections 8.2, 8.3 or 8.4, Customer will pay 100% of the Monthly Charges for such month remaining in the initial Term of each applicable Service Order.

8.6. If Customer terminates this Agreement or any Service Order, or any portion thereof, (or any reason, such cancellation of Service will be effective 60 days after WorldCom receives Customer’s written notice of cancellation.

9. PAYMENT/TAXES.

9.1. All charges are exclusive of APPLICABLE federal, state, local, and foreign sales, use, excise, utility, gross receipts, value added, and other taxes: any tax imposed by an authority on this benefits of a promotion offered by WorldCom involving services or goods or be third party; tax-like charges to recover amounts WorldCom is required or permitted by a governmental or quasi-governmental authority to collect from others or pay to others in support of statutory or regulatory funds or programs and other tax-like charges; and tax-related surcharges (collectively, “Taxes”), which Customer agrees to pay. WorldCom reservices the right to elect to impose and collect Taxes, unless otherwise constrained by court order or direction. If WorldCom has collected Taxes and a challenged Tax is found to have been invalid and unenforceable, and if the amounts collected were retained by WorldCom or deliver over to the jurisdiction and returned to WorldCom, WorldCom, in, its sole discretion, may reduce service rates for a fixed period of time in the future in order to flow-through to Customer an amount equivalent to the amounts collected, credit or refund such amounts to Customer (less its reasonable administrative costs), or negotiate an arrangement with the jurisdiction to provide a future benefit for Customer in that jurisdiction. If Customer provides WorldCom with a duly authorized exemption certificate, WorldCom will exempt Customer in accordance with law, effective on the date WorldCom receives the certificate Taxes based on WorldCom’s net income will be WorldCom’s sole responsibility. If Customer does not give written notice to WorldCom of a dispute with respect to the application of Taxes within 6 months of the date of the invoice, the invoice will be deemed to be correct and binding on Customer for all purposes.

9.2. Customer will pay the rates and charges for the Service as set forth on the Service Order. Monthly Charges will begin accruing on the Service Activation Date applicable to each Service Order, unless Customer has not provided WorldCom with all information reasonably requested by WorldCom for the provisioning of internet Connectivity under the Service Order. If Customer fails to provide WorldCom with such Information, Monthly Charges. will begin accruing on this thirtieth day following the date of Customer’s execution of this Agreement or the applicable Service Order. Customer agrees to pay WorldCom for the Service within 30 days of invoice date. All payments must be made in U.S. Dollars, unless otherwise specified in the invoice. Amounts not paid on or before 30 days from Invoice data will be considered past due, and Customer agrees to pay a late payment charge equal to the lessor of: (a) one and one-half portent (1.5%) per month, compounded; or (b) the maximum amount allowed by applicable law, as applied against the past due amounts. Failure to remit payment within 30 days of invoice date may result in interruption or cancellation of the Services. If Customer’s financial condition is either unknown or unacceptable to WorldCom, WorldCom may require Customer at any time to provide a security deposit upon WorldCom’s request. Such deposit must be paid in cash or the equivalent of cash in an amount equal to the applicable installation charges, if any, and/or up to three (3) month’s actual or estimated usage charges for the Service. Customer also may be required at any time, whether before or after the commencement of Service, to provide such other assurances of, or security far, the payment of charges for this Service as WorldCom may deem. necessary including, without limitation, advance payments for Service, third party guarantees of payment, pledges or either grants of security, interests in the customer’s assets, and other similar arrangements. Any required deposit limits may be increased or reduced by WorldCom as a result of its experiences with Customer. In the case of a cash deposit, simple interest at the rate of six percent (6%) annually will be paid for the period during which the deposit is held by WorldCom, unless a different rate has bean established by the appropriate legal authority in the jurisdiction in which Service is being provided. At WorldCom election, a deposit may be refunded by crediting it against Customer’s account at. any time. Customer will be liable for the payment of all fees and expenses, including attorney’s fees, reasonably incurred in collecting, or attempting to edited any charges owed hereunder.

10. INDEMNITY.

10.1. Customer and WorldCom agree to defend, indemnify, and hold each other harmless from and against any third party claims, suits, damages and expenses asserted against or incurred by such party (“Indemnitee”) arising out of or relating to bodily Injury to or death of any person, or loss of or damage to real or tangible personal property or the environment, to the extent that such claim, suit, damage, or expense was proximately caused by any negligent act or omission on the part of the party from whom indemnity is sought, its agents or employees (“Indemnifying Party”). The Indemnifying Party shall pay all damages, settlements, expenses and costs, including coats of investigation, court costs and reasonable attorneys’ fees and costs (including allocable costs of in-house counsel) incurred by the Indemnitee in enforcing this Agreement.

10.2. In addition to the above, Customer agrees to defend, at its own expense, and indemnify and hold harmless WorldCom and its subcontractors (collectively, the “WorldCom Indemnitees”), from and against any claims, suits, damages and expenses assorted against of incurred by any of the WorldCom Indemnitees arising out of or relating to: (i) Customer’s acts, omissions, negligence and/or breach or its warranties or obligations hereunder, including, but not limited to Customer’s nonpayment for the Space or Service; (ii) Customer’s connection of the Service to any third party service or network, including without limitation, damages resulting from unauthorized use of, or access to, the WorldCom Network by Customer or a third party; (iii) any third-party’s alleged ownership or possessory Interest, lien, trust, pledge, or security interest in the Equipment, including, without limitation, any attempt by such third party to take possession of the Equipment; (iv) the dismissal, suspension, or termination of employment/work of any Customer employee or agent; (v) the denial of any entry to the Facility of any employee or agent of Customer; and (vi) violation, misuse or misappropriation of the trademarks, copyrights, moral rights, trade secrets, or either proprietary rights or intellectual property rights of WorldCom or of a third party (other than a claim based on an assertion by a third party that WorldCom does not own WorldCom service marks or trade marks). Notwithstanding any other provision of this Agreement, Customer will pay all damages, settlements, expenses and costs, including costs of investigation, court costs and reasonable attorneys’ fees and costs (including allocable costs of in-house counsel) incurred by WorldCom Indemnitees as set forth in this Section, including, without limitation, reasonable attorneys’ fees and costs incurred in enforcing this Agreement.

11. SERVICE LEVEL AGREEMENT. The Service Level Agreement (“SLA”) for the Service, which is made a part of this Agreement, is set forth at the following URL: www.worldcom.correctterms/service_level_guarantee, or other URL designated by WorldCom, and applies only to Service provided under

United States Internet Colocation Services Agreement

a Service Order with an Initial Term of at least one year. WorldCom reservices the right to amend the SLA from time to time effective upon posting of the revised SLA to the URL; provided that WorldCom will use commercially reasonable efforts to notify Customer of amendments to the SLA. In the event of any amendment resulting in a material reduction of the SLA’s service levels or credits, Customer may terminate the applicable Service Order without penalty by providing WorldCom written notice of termination during the 30 days following the posting of such amendment. The SLA sets forth Customer’s sole and exclusive remedies for any claim relating to the Service or the WorldCom Network, including any failure to meet any guarantee set forth in the SLA, WorldCom’s records and data will be the basis for all SLA calculations and determinations. Notwithstanding anything to the contrary, the maximum amount of credit in any calendar month under the SLA will not exceed the Monthly Charge and/or Initial Fee which, absent the credit, would have been charged for the Service that month.

12. DISCLAIMER OF CERTAIN DAMAGES/LIMITATION OF DAMAGES.

12.1. NEITHER PARTY WILL BE LIABLE TO THE EITHER FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF USE OR LOST BUSINESS, REVENUE PROFITS, OR GOODWILL, ARISING INCONNECTION WITH THIS AGREEMENT. THE SERVICE, RELATED PRODUCTS, DOCUMENTATION AND/OR THE INTENDED USE THEREOF, UNDER ANY LEGAL THEORY OR CAUSE OF ACTION.(INCLUDING WITHOUT LIMITATION, TORT, CONTACT, WARRANTY, STRICT LIABILITY. OR A CLAIM UNDER ANY STATE OR FEDERAL STATUTE OR REGULATION), EVEN IF THE PARTY KNEW, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION WILL NOT APPLY TO THE PARTIES’ OBLIGATES ARISING UNDER SECTION 10 OF THIS AGREEMENT.

12.2. THE TOTAL LIABILITY OF WORLDCOM TO CUSTOMER IN CONNECTION WITH THIS AGREEMENT WILL BE LIMITED TO THE LESSER OF: (A) DIRECT DAMAGES PROVEN BY CUSTOMER OR (B) THE AGGREGATE AMOUNTS PAID BY CUSTOMER TO WORLDCOM UNDER THIS AGREEMENT FOR THE ONE (1) MONTHLY PERIOD PRIOR TO ACCRUAL OF SUCH CAUSE OF ACTION FOR THE SERVICE THAT FORMS THE BASIS FOR SUCH CAUSE OF ACTION. THE FOREGOING LIMITATION APPLIES TO ALL CAUSES OF ACTIONS AND CLAIMS, INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS, AND CLAIMS UNDER ANY FEDERAL OR STATE STATUTE OR REGULATION. NO CAUSE OF ACTION UNDER ANY THEORY WHICH ACCRUED MORE THAN ONE (1) YEAR PRIOR TO THE INSTITUTION OF A LEGAL PROCEEDING ALLEGING SUCH CAUSE OF ACTION MAY BE ASSERTED BY EITHER PARTY AGAINST THE OTHER. NOTHING IN THIS SECTION WILL LIMIT WORLDCOM’S LIABILITY: (A) IN TORT FOR ITS WILLFUL OR INTENTIONAL MISCONDUCT, (B) FOR BODILY INJURY OR DEATH, PROXIMATELY CAUSED BY WORLDCOM’S NEGLIGENCE, OR (C) LOSS OR DAMAGE TO REAL PROPERTY OR TANGIBLE PERSONAL PROPERTY PROXIMATELY CAUSED BY WORLDCOM’S NEGLIGENCE.

13. NO WARRANTY. WORLDCOM PROVIDES THE SPACE AND THE SERVICE AS IS, EXCEPT AS EXPRESSLY PROVIDED IN THE SECTION OF THIS AGREEMENT ENTITLED “SERVICE LEVEL AGREEMENT”. WORLDCOM MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO THE SERVICE, SPACE, FACILITY, RELATED PRODUCTS OR DOCUMENTATION. WORLDCOM SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE. TITLE OR NONINFRINGEMENT OF THIRD PARTY RIGHTS. WORLDCOM SPECIFICALLY DENIES ANY RESPONSIBILITY FOR THE ACCURACY OR QUALITY OF INFORMATION OBTAINED THROUGH THE SERVICE OR THE WORLDCOM NETWORK THE USE OF CUSTOMER CONTENT OR INFORMATION OBTAINED VIA THE SERVICE IS AT CUSTOMER’S OWN RISK.

14. NO ESTATE OR PROPERTY INTEREST. Customer acknowledges that it has been granted only a license to occupy designated portions of the Facility and that it has not been granted any real property interests in the Space or the Facility. Payments by Customer under this Agreement do not create or vest in Customer (or in any other entity or person) any leasehold estate, easement, ownership interest, or other property right or interest of any nature in the Facility or any part thereof. The parties intend and agree that the Equipment, whether or not physically affixed to the Facility, are not fixtures and will not be construed as such. Customer (or the lessor of the Equipment, if applicable) will report the Equipment as its personal property whereever required by applicable laws and will pay all taxes levied upon such Equipment.

15. FORCE MAJEURE.

15.1. Any delay in of failure of performance by either party under this Agreement (other than a failure to comply with payment obligations) will not be considered a breach of this Agreement if and to the extent caused by events beyond the reasonable control of the party affected, including, but not limited to, acts of God, embargoes, governmental restrictions, strikes (other than those only affecting Customer), riots, insurrection, wars, or other military action, acts of terrorism, civil disorders, rebellion, fires, floods, vandalism, or sabotage. Market conditions and/or fluctuations (including a downturn of Customer’s business) will not be deemed force majeure events. The party whose performance is affected by such events will promptly notify the other party, giving details of the force majeure circumstances, and the obligations of the party giving such notice will be suspended to the extent caused by the force majeure so long as the force majeure continues. The time for performance of the affected obligation hereunder will be extended by the time of the delay caused by the force majeure event.

15.2. If the Space is damaged due to a force majeure event, WorldCom will give prompt notice to Customer of such damage, and may temporarily relocate the Equipment to new Space or a new Facility, If practicable. If the Facility’s landlord or WorldCom exercises an option to terminate a particular tease due to damage or destruction of the Space, or if WorldCom decides not to rebuild the Space, the applicable Service Order will terminate as of the date of the force majeure event. Monthly Fees for Space and Service will proportionately ebate for the period from the data of the force majeure event if neither the landlord of the Facility nor WorldCom exercises the right to terminate, WorldCom will repair the particular Space to substantially the same condition it was a prior to the damage, completing the same with reasonable speed. In the event that WorldCom fails to complete the repair within a reasonable lime period, Customer will have the option to terminate the applicable Service Order with respect (o the affected Space, which option will be the sole remedy available to Customer against WorldCom under this Agreement relating to such failure. If the Space or any portion thereof is rendered untenable by reason of such damage and the Equipment is not relocated to a new Space or be new Facility, the Monthly Fee (or Space and Service will proportionately abate for the period from the date of such damage to the date when such damage is repaired.

16. CONFIDENTIAL INFORMATION. Each party will protect as confidential, and will not disclose to any third party, any Confidential Information received from the disclosing party or otherwise discovered by the receiving party during the Term, including, but not limited to, the pricing and terms of this Agreement, and any Information relating to the disclosing party’s technology, business affairs, and marketing or sales plans (collectively the “Confidential Information”). The parties will use Confidential Information only far the purpose of this Agreement. The foregoing restrictions or, use and disclosure of Confidential Information do not apply to information that (a) is in the possession of the receiving party at the time of its disclosure and is riot otherwise subject to obligations of confidentiality, (b) is or becomes publicly known, through no wrongful act or omission of the receiving party; (c) is

United Stares Internet Colocation Services Agreement

received without restriction from a third party free to disclose it without obligation to the disclosing party; (d) is developer independently by the receiving party without reference to the Confidential Information; or (e) is required to be disclosed by law, regulation, or court or governmental order.

1.	NO RESALE. The Service i provided to Customer’s organization only. Resale to or use by another organization is prohibited.

2. MISCELLANEOUS. WorldCom reserves the right to use subcontractors or any other third parties to fulfill its obligations hereunder. Neither party will use the other party’s name, trademarks, tradenames, or either proprietary identifying symbols, or issue any press release or public statement relating to this Agreement without the prior written permission of the either party; provided that WorldCom may, upon, written permission of the other party, provided that WorldCom may, upon written notice to Customer, reference Customer’s name in WorldCom press release, analyst reports, or customer reference list. No failure on the part of either party to exercise, and no delay in exercising any right or remedy hereunder will operate as a waiver thereof, nor will nay single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof of the exercise of any other right or remedy granted herein. All notices hereunder will be in writing and either transmitted via facsimile, overnight courier, hand delivery or certified or registered mail, postage prepaid and return receipt requested to the attention of the parties’ Legal Departments at the addresses set forth on the first page of this Agreement or to such other addresses as may be specified by written notice. In addition, WorldCom may provide notice to Customer via Customer invoices or Inserts or via electronic mail at the E-mail address set fort on the first page of this Agreement. Notices will be deemed to have been given when received, or, if delivered by certified or registered mail, five days after posting. This Agreement will be governed by the laws of the State of New York without regard to its choice of law rules. Neither party may assign this Agreement or any of its rights hereunder without the prior written consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed; provided that WorldCom may assign this Agreement or any of its rights hereunder to an affiliate or successor without Customer’s written consent. All providers of this Agreement are severable, and the unenforceability or invalidity of any of the provisions will not affect the validity or enforceability of the remaining provisions. The remaining provisions will be construed in such a manner as to carry out the full intention of the parties. The rights and responsibilities of the parties hereto under the provisions of Sections 4, 9, 10, 12, 13, 16 and 17 will survive expiration or earlier termination of this Agreement along with any other provisions which by their nature extend beyond any such expiration or termination. This Agreement, including each Service Order accepted by WorldCom, sets forth the entire and exclusive agreement between the parties, superseding all prior or contemporaneous representations, proposals, quotes, agreements or understandings concerning the subject matter addressed herein. Except as otherwise set forth herein, no amendment to this Agreement will be valid unless in writing and signed by a authorized representatives of both parties.

ADDITIONAL ATTACHMENTS: This Agreement incorporates the following Attachment(s):

Attachment A—Customer Profile

Attachment B—Service Order Form

United Stares Internet Colocation Services Agreement

Attachment A

Customer Profile

for Varitek Industries Inc.

MCI WorldCom Commercial Customer Profile

Sales Information

Sales Rep./ARM Name Thomas Gatch	Sales Rep. ID 452720343	☐ East ☐ National East & National/Telecom: 8929 N. Lakewood Ave., Tulsa, OK 74117 (913-598-8000) ☐ West ☐ Agents West & Agents: 28855 Stone Oak Parkway, San Antonio, TX 78258 (210-434-2454)

Applicant Information

Complete Company Name (if incorporated, name shown on corporate charter Varitek Industries Inc.				Taxpayer ID (Required)	Date Business Started

Main Business Phone Number		Type of Business		State of Incorporation	Date of Incorporation

Street Address—Line 1 16360 Park Ten Pl

Street Address—Line 2		City Houston		State TX	Zip + 4 77084

Billing Address—Line 1

Billing Address—Line 2		City		State	Zip + 4

Parent or Subsidiary Information

Check One ☐ Parent ☐ Subsidiary	Name of Business			State of Incorporation	Percentage Owned

Principal, Partner, and Major-Shareholder Information List the complete names of all principals, partners, and major shareholders.

Check One		Name of Owner			Social Security Number

☐ Sole Proprietorship ☐ Partnership		Name of Partner 1			Social Security Number

☐ LLC ☐ LLP		Name of Partner 2			Social Security Number

☐ Private Corporation ☐ Public Corporation		Name of Officer 1			Title

		Name of Officer 2			Title

References

Name of Bank			Phone		Fax

Lending Officer			Account Number

Previous or Existing Local Service Provider			Previous or Existing Long-Distance Provider

General Trade References

Company		Name of Contact	Phone		Fax

1

2

3

Usage and Credit

Estimated Monthly Usage 8000		Requested Credit Limit			Application Tracking ID— 147785

Name of Person Providing Information Zane Russell			Title of Person Providing Information EVP

United States Internet Colocation Services Agreement

Attachment B

Service Order Form for

Varitek Industries Inc.

Internet Colocation Services

Customer Name: Varitek Industries Inc.

Facility Location (Choose One)	☐ Ashburn, VA ☐ Carterel, NJ ☒ Houston, TX ☐ Richardson, TX ☐ Chicago, IL	☐ Atlanta, GA ☐ Denver, CO ☐ Los Angeles, CA ☐ San Jose, CA	☐ Boston, MA ☐ Elmsford, NY ☐ Miami, FL ☐ Seattle, WA

Service Term Commitment[1]—	☒ 1 year Term (15% discount)	☐ 2 year Term (20% discount)	☐ 3 year Term (25% discount)

Payment If purchase order is required, return PO with this form and provide PO#:

Equipment Space Options[2]
☐ Standard Cabinet. Space[3] ☐ Half Cabinet ☐ Standard Cabinet ☐ Large Cabinet	No. of Cabinets 2	Monthly Charge (each) $ 575 $1,150 $1,700	Install Fee (each) $0 $0 $0

☐ Non-Standard Cabinet Space[4] Equivalent Number of Cabinets for the Space		Monthly Charge (each) $1,500 (not Discountable or Waivable)	Install Fee (each) $2,000 (Not Discountable or Waivable)

☐ Standard Open Cabinet Caged Space[5] ☐ 5 Cabinet Cage ☐ 10 Cabinet Cage ☐ 17 Cabinet Cage		Monthly Charge (each) $ 6,667 $13,333 $22,500	Install Fee (each) $0 $0 $0

☐ Standard Lockable Cabinet Caged Space[6] ☐ 5 Cabinet Cage ☐ 10 Cabinet Cage ☐ 15 Cabinet Cage ☐ 20 Cabinet Cage		Monthly Charge (each) $ 7,500 $15,000 $22,500 $30,000	Install Fee (each) $0 $0 $0 $0

1	Minimum one-year Service Term is required. If Customer fails to select a Service Term, a one-year Service Term will automatically apply. Upon the expiration of the initial Service Term, this Service Order will automatically renew for consecutive two-month Service Terms, unless either party has delivered written notice of its intent to terminate this Service Order at least sixty (60) days prior to the end of the initial Service Term. The Service Term discount will no longer apply upon the expiration of the initial Serve Term/ The Service Term discount is applicable only to Monthly Charges not identified as “Not Discountable”.
2	Standard 2 x 20 Amp 110 Voltpower will be provided with each Cabinet Space and with each Cabinet included in a.Caged Space. WorldCom also offers two monitoring options for this notice. Both Ping and HTTP monitoring are provided for an unlimited number of Customer’s collocation IP addresses at no charge. To select a monitoring option and to add or remove IP addresses or URLs from ‘Ping or HTTP monitoring, please go to http://uuhost.customer.DU.net, or such other URL as WorldCom may designate.
3	Customer may purchase up to three (3) half, standard or large Standard Cabinets for the first Mbps of Internet Connectivity (Tiered or Burstable), and one (1) additional Cabinet for each additional Mbps of Internet Connectivity, purchased by Customer hereunder.
4	Non-Standard Cabinet Space is made available by WorldCom on a case-by-case basis to allow Customer to install Equipment in the Facility that does not fit into a standard size Cabinet. Customer is responsible for providing any necessary cabinets at its sole cost and expenses.
5	Standard Open Cabinet Caged Space is provided with metal mesh walls that are bolted to the floor and ceiling of the Facility and accessible by a sliding door with a lock. Customer will receive the noted number of Cabinets, and Customer must purchase minimum Internet Connectivity of 1 Mbps (Tiered or Burstable) for each Cabinet provided in the Caged Space. If Customer desires to provide its own cabinets, Customer must meet all Facility and regulatory requirements and pay any costs associated with meeting such requirements. The installation service level guarantee set forth at www.WorldCom.com/terms does not apply to the Cages Space.
6	Standard Lockable Cabinet Caged Space is provided with metal mesh walls that are bolted to the floor and ceiling of the Facility and accessible by a sliding door with a lock. Customer will receive the noted number of Cabinets, and Customer must purchase minimum Internet Connectivity of 1 Mbps (Tiered or Burstable) for each Cabinet provided in the Caged Space. If Customer desires to provide its own cabinets, Customer must meet all Facility and regulatory requirements and pay any costs associated with meeting such requirements. The installation service level guarantee set forth at www.WorldCom.com/terms does not apply to the Cages Space.

United States Internet Colocation Services Agreement

Attachment B (Continued)

Customer Name: Varitek Industries Inc.

☐Power Upgrades	No. of Power Upgrades	Monthly Charge (each)	Install Fee (each)
☐Redundant[7] 20 amp 110 volt		$220 (Not Discountable or Waivable)	$2,000 (Not Discountable or Waivable)
☐Redundant 30 amp 110 volt		$330 (Not Discountable or Waivable)	$2,000 (Not Discountable or Waivable)
☐Redundant 50 amp 110 volt		$550 (Not Discountable or Waivable)	$2,000 (Not Discountable or Waivable)
☐Redundant 20 amp 208 volt		$420 (Not Discountable or Waivable)	$2,000 (Not Discountable or Waivable)
☐Redundant 30 amp 208 volt		$620 (Not Discountable or Waivable)	$2,000 (Not Discountable or Waivable)
☐Redundant 50 amp 208 volt		$1,050 (Not Discountable or Waivable)	$2,000 (Not Discountable or Waivable)

☐Replacement[8] 30 amp 110 volt		$110 (Not Discountable or Waivable)	$2,000 (Not Discountable or Waivable)
☐Replacement 50 amp 110 volt		$200 (Not Discountable or Waivable)	$2,000 (Not Discountable or Waivable)
☐Replacement 20 amp 208 volt		$200 (Not Discountable or Waivable)	$2,000 (Not Discountable or Waivable)
☐Replacement 30 amp 208 volt		$400 (Not Discountable or Waivable)	$2,000 (Not Discountable or Waivable)
☐Replacement 50 amp 208 volt		$830 (Not Discountable or Waivable)	$2,000 (Not Discountable or Waivable)

On-Site Technical Support9 and Installation Services

All Internet Colocation customers receive On-site Technical Support that consists of basic operational functions and diagnostic and selected equipment repair activities for select hardware models. (e.g. hand and eyes support). On-Site Technical Support/Hands and Eyes Support activities and procedures are described at www.WorldCom.com, or such other URL designated by WorldCom10. Customer may elect to have WorldCom perform equipment Installation by selecting this option on the Internet Colocation Configuration Form. The first two hours on On-Site Technical Support/Hands and Eyes Support per month are provided at no charge. Additional On-Site Technical Support/Hands and Eyes Support is billed at $200 per hour. On-Site Technical Support/Hands and Eyes Support calls for billed in 15 minute Increments, with a minimum call of 15 minutes.

[7]	Redundant circuits are available in addition to the standard 2 x 20 Amp 110 Volt circuits provided with each Cabinet Space and in each Cabinet included in a Caged Space.
[8]	Replacement circuits are available in addition to the standard 2 x 20 Amp 110 Volt circuits provided with each Cabinet Space and in each Cabinet included in a Caged Space.
[9]	Includes Domain Name Service (DNS) for hosting one domain name. A Fee of $100 per domain name will be charged for each additional DNS domain name hosted by WorldCom. Customer is responsible for registering and renewing its domain name(s): WorldCom will not register or renew Customer’s domain name.
[10]	WorldCom reserves the right to change On-Site Technical Support procedures upon posting of the change to the URL or other notice to Customer.

United States Internet Colocation Services Agreement

Attachment B (Continued)

Customer Name: Varitek Industrial Inc.

Primary Internet Connectivity’

☐ Tiered Service Tiered service provides a specific amount of bandwidth to Customer’s Space. Customer has unlimited use of this Internet bandwidth stream at a fixed monthly cost, but cannot exceed the specific bandwidth tier. Customer may increase the bandwidth tier at any time during the term of this Service Order, but must remain at the tier for a least one calendar month. After the first month at the new tier, Customer may decrease the bandwidth tier, but never below the tier for which Customer initially contracted.

One time Install Fee: $2,500

Bandwidth Tier	Monthly Charges	Bandwidth Tier	Monthly Charge	Bandwidth Tier	Monthly Change
☐1 Mbps	$ 983	☐25 Mbps	$13,333	☐90 Mbps	$ 39,000
☐1.5 Mbps	$ 1,200	☐30 Mbps	$16,000	☐100 Mbps	$ 40,000
☐3 Mbps	$ 2,400	☐35 Mbps	$18,867	☐200 Mbps[11]	$ 80,000
☐5 Mbps	$ 4,000	☐40 Mbps	$21,333	☐300 Mbps	$129,000
☐6 Mbps	$ 4,400	☐50 Mbps	$21,667	☐400 Mbps	$160,000
☐10 Mbps	$ 5,333	☐60 Mbps	$26,000	☐500 Mbps	$183,333
☐15 Mbps	$ 8,000	☐70 Mbps	$30,333	☐750 Mbps	$275,000
☐20 Mbps	$10,667	☐80 Mbps	$34,667	☐1,000 Mbps	$366,667

☐ Burstable Service Burstable service provides unlimited use of a 100 or 1,000 Mbpa Internet connection. Customer will receive the Burstable service at the following rates, based on Customer’s Monthly Minimum Usage Commitment. If Customer’s sustained usage exceeds the Monthly Minimum Usage Commitment, Customer will pay the Overage Charge set forth below for each Mbps that exceeds the Monthly Minimum Usage Commitment. Sustained usage is defined at the 95th percentile measurement of all bandwidth usage samples taken during the month.

☐100 Mbps

One time Install Fee: $2,500

Monthly Minimum Usage	Monthly Charge	Overage Charge (per Mbps)
☐1 Mbps	$ 1,000 $ 1,300 $ 2,600 $ 4,333 $ 4,800 $ 5,667 $ 14,167 $ 17,000 $ 18,833 $ 22,000	$ 1,000 $ 867 $ 867 $ 867 $ 800 $ 567 $ 567 $ 567 $ 567 $ 440
☒1.5 Mbps
☐3 Mbps
☐5 Mbps
☐6 Mbps
☐10 Mbps
☐25 Mbps
☐30 Mbps
☐35 Mbps
☐50 Mbps

[11]	All Internet connectivity for bandwidth over 100 Mbps is delivered over fiber optics circuits. Customer is responsible for providing, at its sole cost and expense, the Gig E card on its side of connection necessary to accept such a high bandwidth connection and a Layer 3 device that supports 1000 BASE-SX Multi Mode SC connections.

United States Internet Colocation Services Agreement

Attachment B (Continued)

Customer Name: Varitek Industries Inc.

☐ 1,000 Mbps1

One-time Install Fee $2,500

Monthly Minimum Usage	Monthly Charge	Overage Charge (per Mbps)
☐ 50 Mbps	$23,333	$467
☐ 100 Mbps	$43,333	$433
☐ 250 Mbps	$108,333	$433
☐ 500 Mbps	$200,000	$400
☐ 750 Mbps	$300,000	$400

Additional Service Options	Monthly Charge (each)	Install Fee
☐ POP Mailboxes—No. of Mailboxes[2]	$10	$0

☐ Cross Connects3 WorldCom with provision Cross Connects for access to certain WorldCom Services to Alternate Carrier Access circuits, and to non-adjacent cabinets and/or cages within the Facility that are occupied by another customer(s). WorldCom assumes no responsibility for monitoring, maintenance, or repair of the Alternate Access circuits that are not provided by WorldCom.

☐ Cross Connects for WorldCom Service4

	DS0 (No. of Circuits)	DS1 (No. of Circuits)	DS3 (No. of Circuits)	OC-X (No. of Circuits)	(No. of Circuits)	Monthly Charge (each)	Install Fee (each)
☐ Frame Relay	____	____	____	____		$50	$150 (Not Discountable or Waivable)
☐ Metro Frame Relay	____	____	____	____		$50	$150 (Not Discountable or Waivable)
☐ ATM	____	____	____	____		$50	$150 (Not Discountable or Waivable)
☐ Metro ATM	____	____	____	____		$50	$150 (Not Discountable or Waivable)
☐ U.S. Private Line	____	____	____	____		$50	$150 (Not Discountable or Waivable)
☐ Metro Private Line	____	____	____	____		$50	$150 (Not Discountable or Waivable)

☐ IP VPN Dedicated Services—Fully Managed					____	$50	$150 (Not Discountable or Waivable)

[1]	All Internet connectivity for bandwidth over 100 Mbps is delivered over fiber optics circuits. Customer is responsible for providing, at its sole cost and expense, the Gig E care on its side of connection necessary to accept such a high bandwidth connection and a Layer 3 devide that supports 1000 BASE-SIX Multi Mode SC connections.
[2]	The number of POP Mailboxes Customer may order will not exceed 500.
[3]	The Installation service level guarantee set forth at www.WorldCom.com/terms does not apply to any Cross-Connects provided by WorldCom under this Service Order.
[4]	Customer must order the selected WorldCom service separately, and Customer is required to sign a separate service agreement, which will govern Customer’s use of such service. Additional fees will apply.

United States Internet Colocation Services Agreement

Attachment B (Continued)

Customer Name: Varitek Industries Inc.

☐ Cross Connects—Alternate Carrier Access5

Circuit Type	No. of Circuits	Monthly Charge (each)	Install Fee (each)
POTS	_____	$50	$150 (Not Discountable or Waivable
DSO	_____	$50	$150 (Not Discountable or Waivable
DS1	_____	$50	$150 (Not Discountable or Waivable
DS3	_____	$50	$150 (Not Discountable or Waivable
OC-X	_____	$50	$150 (Not Discountable or Waivable

☐ Cross Connects—Alternate Carrier Access

Cross-Connect Type	No. of Cross Connects	Monthly Charge (each)	Install Fee (each)
Category 5		$50	$150 (Not Discountable or Waivable
Fiber		$50	$150 (Not Discountable or Waivable

Total Number of Cross Connects6                                               _______

[5]	Any access provided by an alternate carrier will not be provisioned under this Service Order or Customer’s Internet Colocation Services Agreement with WorldCom; Customer must enter into a separate agreement with the alternate carrier for the provisioning of such service. Also, the alternate carrier must currently provide service to, or have an existing presence in, the Facility. If Customer purchases service from an alternate carrier, Customer must purchase at least an equal amount of Internet Connectivity from WorldCom on a service-by-service basis. Worldcom assumes no responsibility for monitoring, maintenance, or repair of circuits that are not provided by WorldCom.
[6]	The total number of Cross Connects indicated should be the sum of the number of cross connects identified for the Cross Connects for WorldCom Services. Cross Connects—Alternate Carrier Access, and Inter-Cabinet or—Cage Connectivity Cross Connects.

United States Internet Colocation Services Agreement

Customer Name: Varitek Industries Inc.

Diversified Internet Connectivity

☐ Tiered Service. Tiered service provides a specific amount of bandwidth to Customer’s Space. Customer has unlimited use of this internet bandwidth stream at a fixed monthly cost, but cannot exceed the specified bandwidth tier. Customer may increase the bandwidth tier at any time during the term of this Service Order, but must remain at that tier for at least one calendar month. After the first month at the new tier, Customer may decrease the bandwidth tier, but never below the tier for which Customer initially contracted.

One-time Install Fee: $2,500

Bandwidth Tier	Monthly Charge	Bandwidth Tier	Monthly Charge	Bandwidth Tier	Monthly Charge
☐ 1 Mbps	$ 933	☐ 25 Mbps	$13,333	☐ 90 Mbps	$ 39,000
☐ 1.5 Mbps	$ 1,200	☐ 30 Mbps	$16,000	☐ 100 Mbps	$ 40,000
☐ 3 Mbps	$ 2,400	☐ 35 Mbps	$18,667	☐ 200 Mbps	$ 80,000
☐ 5 Mbps	$ 4,000	☐ 40 Mbps	$21,333	☐ 300 Mbps	$120,000
☐ 6 Mbps	$ 4,400	☐ 50 Mbps	$21,667	☐ 400 Mbps	$160,000
☐ 10 Mbps	$ 5,333	☐ 60 Mbps	$26,000	☐ 500 Mbps	$183,333
☐ 15 Mbps	$ 8,000	☐ 70 Mbps	$30,333	☐ 750 Mbps	$275,000
☐ 20 Mbps	$10,667	☐ 80 Mbps	$34,667	☐ 1000 Mbps	$366,667

☐ Burstable Service. Burstable service provides unlimited use of a 100 or 1,000 Mbps internet connection. Customer will receive the burstable service at the following rates, based on Customer’s Monthly Minimum Usage Commitment. If Customer’s sustained usage exceeds the Monthly Minimum Usage Commitment, Customer will pay the Overage Charge set forth below for each Mbps that exceeds the Monthly Minimum Usage Commitment. Sustained usage is defined at the 95th percentile measurement of all bandwidth usage samples taken during the month.

☐ 100 Mbps7

One-time Install Fee: $2,500

Monthly Minimum Usage Commitment	Monthly Charge	Overage Charge (per Mbps)
☐ 1 Mbps	$1,000	$1,000
☒ 1.5 Mbps	$1,300	$867
☐ 3 Mbps	$2,600	$867
☐ 5 Mbps	$4,333	$867
☐ 6 Mbps	$4,800	$800
☐ 10 Mbps	$5,667	$567
☐ 15 Mbps	$6,500	$567
☐ 20 Mbps	$11,333	$567
☐ 25 Mbps	$14,167	$567
☐ 30 Mbps	$17,000	$567
☐ 35 Mbps	$19,833	$567
☐ 50 Mbps	$22,000	$440

☐ 1,000 Mbps1

One-time Install Fee: $2,500

Monthly Minimum Usage Commitment	Monthly Charge	Overage Charge (per Mbps)
☐ 50 Mbps	$23,333	$467
☐ 100 Mbps	$43,333	$433
☐ 250 Mbps	$108,333	$433
☐ 500 Mbps	$200,000	$400
☐ 750 Mbps	$300,000	$400

[7]	All internet connectivity for bandwidth over 100 Mbps is delivered over fiber optic circuits. Customer is responsible for providing, at its sole cost and expense, the Gig E card on its side of the connection necessary to accept such a high bandwidth connection and a Layer 3 device that supports 1000 BASE-SX Multi Mode SC connections.

United States Internet Colocation Services Agreement

Customer Name: Varitek Industries Inc.

Shadow Internet Connectivity

☐	Shadow Tiered Service. Tiered service provides a specific amount of bandwidth to Customer’s Space. Customer has unlimited use of this internet bandwidth stream at a fixed monthly cost, but cannot exceed the specified bandwidth tier. Customer may increase the bandwidth tier at any time during the term of this Service Order, but must remain at that tier for at least one calendar month. After the first month at the new tier, Customer may decrease the bandwidth tier, but never below the tier for which Customer initially contracted. Customer will be billed the base shadow connection Monthly Charge below as long as the sustained usage of such connection (95% percentile traffic sampling rate) does not exceed 64 Kbps while the Primary Internet Connectivity is available. If sustained usage exceeds 64 Kbps, Customer will pay an excess usage charge(s) for the second connection. The excess usage charge is the Monthly Charge for the tier noted below that is set forth in the Primary Internet Connectivity section above. Customer will be billed at those rates until the sustained usage of the Shadow Internet Connectivity in a month decreases below 64 Kpbs. If WorldCom determines that Customer’s use of the Shadow Internet Connectivity resulted from unavailability of the WorldCom provided Primary Internet Connectivity, WorldCom will credit Customer’s account for any excess usage charges billed.

One-time Install Fee: $2,500

Bandwidth Tier	Monthly Charge	Bandwidth Tier	Monthly Charge	Bandwidth Tier	Monthly Charge
☐ 1 Mbps	$250	☐ 25 Mbps	$500	☐ 90 Mbps	$ 750
☐ 1.5 Mbps	$250	☐30 Mbps	$500	☐ 100 Mbps	$1,000
☐ 3 Mbps	$250	☐35 Mbps	$500	☐ 200 Mbps[8]	$1,000
☐ 5 Mbps	$250	☐40 Mbps	$500	☐ 300 Mbps	$1,000
☐ 6 Mbps	$250	☐50 Mbps	$750	☐ 400 Mbps	$1,000
☐ 10 Mbps	$500	☐60 Mbps	$750	☐ 500 Mbps	$1,000
☐ 15 Mbps	$500	☐70 Mbps	$750	☐ 750 Mbps	$1,000
☐ 20 Mbps	$500	☐80 Mbps	$750	☐ 1000 Mbps	$1,000

Additional WorldCom Services[9]	Monthly Charge	Install Fee
☐ Internet Managed Firewall—Checkpoint	$ 0	$ 0
☐ IP VPN Dedicated Services—Fully Managed[10]	$ 0	$ 0

[8]	All internet connectivity for bandwidth over 100 Mbps is delivered over fiber optic circuits. Customer is responsible for providing, at its sole cost and expense, the Gig E card on its side of the connection necessary to accept such a high bandwidth connection and a Layer 3 device that supports 1000 BASE-SX Multi Mode SC connections.
[9]	Customer is required to sign a separate service agreement, which will govern Customer’s use of the selected service. Additional fees will apply. An order for WorldCom IP VPN Dedicated Services—Fully Managed cannot be continued with an order for Load Balancing Diverse or Shadow Internet Connectivity, or Internet Managed Firewall—Checkpoint.
[10]	If Customer receives the WorldCom IP VPN Dedicated Services—Fully Managed, Customer must identify the number of POTS Circuits to be used with such IP VPN services in the Cross Connects section of this Service Order.